THE PURISIMA FUNDS
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 26th day of January , 2006, to the Custody Agreement, dated as of August 1, 2000 (the "Agreement"), as amended on November 1, 2005, is entered by and between THE PURISIMA FUNDS, a Delaware statutory trust (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

Effective January 1, 2006, Exhibit C of the Agreement is hereby superseded and replaced with Exhibit C attached hereto. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

THE PURISIMA FUNDS              U.S. BANK, N.A.

By: ______________________________     By: ________________________________

Name:____________________________     Name: Joe D. Redwine

Title:                      Title: Sr. Vice President

Exhibit C
to the
Custody Agreement - The Purisima Funds

Separate Series of The Purisima Funds
Name of Series       Date Added
Purisima Total Return Fund                                   08/01/00
Purisima All-Purpose Fund                                    Effective 11/1/05